Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial
Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS THIRD-QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., July 16, 2009 — Insteel Industries, Inc. (NasdaqGS: IIIN) today reported a net loss of $1.7 million ($0.10 per share) for the third quarter ended June 27, 2009 compared with net earnings of $16.9 million ($0.97 per diluted share) for the same period last year. The net loss for the current year quarter includes a pre-tax charge of $2.9 million ($0.10 per share after-tax) for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market. Net sales for the third quarter decreased 45.4% to $57.0 million from $104.3 million in the same year-ago period. Shipments decreased 28.7% while average selling prices decreased 23.4% from the same period last year.
For the nine-month period ended June 27, 2009, the net loss was $23.8 million ($1.37 per share) compared with net earnings of $28.1 million ($1.58 per diluted share) for the same period last year. The net loss for the current year includes a pre-tax charge of $25.9 million ($0.94 per share after-tax) for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market. Net sales for the nine-month period decreased 31.7% to $169.2 million from $247.6 million in the same year-ago period. Shipments decreased 37.3% while average selling prices increased 9.0% from the same period last year.
Insteel’s financial results for the third quarter were unfavorably impacted by the reductions in shipments and selling prices, the consumption of higher cost inventory purchased prior to the collapse in steel prices during the current fiscal year and the escalation in unit conversion costs resulting from reduced operating schedules. Selling prices and margins for prestressed concrete strand (“PC strand”) continued to be adversely affected by exorbitantly low-priced imports from China. The Company’s overall capacity utilization for the quarter dropped to 42% from 67% in the same period last year.
Operating activities provided $23.1 million of cash during the third quarter compared with $2.5 million during the same period last year primarily due to the year-over-year changes in net working capital, which more than offset the loss in the current year quarter. Net working capital provided $20.7 million of cash during the current year quarter primarily due to the Company’s inventory reduction initiatives while using $17.3 million during the same year-ago period largely due to increases in inventories and accounts receivable resulting from the escalation in raw material costs and selling prices. Capital expenditures for the nine-month period were $1.7 million compared with $8.4 million for the same period last year and are expected to total less than $3.0 million for fiscal 2009. Insteel ended the quarter debt-free with $21.6 million of cash and cash equivalents.
Commenting on the results for the third quarter, Insteel’s president and CEO, H.O. Woltz III said, “Although we have seen some improvement in demand during the quarter, the increase appears to be primarily a function of seasonal factors and the completion of customer inventory destocking rather than a recovery in our markets. We made considerable progress in realigning our inventories and working through the remainder of the higher cost inventory that has negatively impacted our financial results
(MORE)
1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

since the beginning of our fiscal year.”
PC Strand Trade Actions
On July 10, 2009, the U.S. International Trade Commission (“ITC”) reached a preliminary determination that imports of PC strand from China threatened to injure the domestic PC strand industry. The ITC’s unanimous ruling was in response to antidumping and countervailing duty petitions filed by a coalition of domestic PC strand producers, including Insteel, on May 27, 2009. These petitions allege that imports of PC strand from China were being “dumped” or sold in the U.S. at a price that was lower than its fair value and that subsidies were being provided to Chinese PC strand producers by the Chinese government. The petitioners are alleging dumping margins ranging from 140% to 315%, with an average margin of 223%. The entire investigative process is anticipated to take one year, with the final determinations of injury, dumping and subsidies expected to occur in mid-2010. While PC strand imports as reflected in recent government statistics have declined, the market continues to be adversely affected by unsold quantities of strand that entered the U.S. during the last half of 2008.
“Over the past three years, imports of PC strand from China have surged to where they represented 92% of total imports entering the U.S. in 2008, or 41% of the domestic market,” said Woltz. “The tactics employed by the Chinese to undersell domestic producers have severely impacted Insteel’s shipping volumes and selling prices, resulting in significant margin erosion. The trade cases are intended to level the competitive playing field and ensure that all competitors are adhering to U.S. trade laws. We believe that our manufacturing costs for PC strand compare favorably with any other producer, domestic or foreign.”
Outlook
Looking ahead to the remainder of the calendar year, Woltz said, “Despite recent signs of stabilization in our markets, we expect business conditions to remain challenging. Private nonresidential construction, particularly for commercial projects, is expected to soften in view of the recessionary environment and financing constraints. Infrastructure-related spending under the American Recovery and Reinvestment Act, which has been negligible up to this point, should begin to accelerate later in the year and serve to at least partially offset the anticipated decline in other construction categories.
Prices for our products as well as for wire rod appear to have bottomed out following the extended downturn that began last September. In view of the recent up tick in scrap prices and announced closures of two U.S. mills representing over 20% of domestic capacity, we expect that wire rod prices will rise in the coming months, although the magnitude of the increase and the impact on the prices for our products are uncertain at this time.
“As we navigate our way through the difficult business environment that is likely to persist over the next few quarters, we will continue to focus on maintaining our market position, managing our costs and preserving liquidity. We remain hopeful that these ongoing challenges in our industry will serve as a catalyst for attractive growth opportunities to develop in the near future.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until its next quarterly conference call.
(MORE)
Insteel Industries, Inc.

About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2008. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the measures that have been taken by the federal government on the relative availability of financing for the Company, its customers and the construction industry as a whole; the timing and magnitude of the impact of the additional federal infrastructure-related funding provided for under the American Recovery and Reinvestment Act; the anticipated reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products, including the outcome of the trade cases that have been filed by domestic producers of PC strand regarding imports of PC strand from China; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in
(MORE)
Insteel Industries, Inc.

connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 and in other filings made by the Company with the SEC.
(MORE)
Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$56,963	$104,332	$169,166	$247,572
Cost of sales	52,889	73,447	167,453	190,280
Inventory write-downs	2,898	—	25,853	—

Gross profit (loss)	1,176	30,885	(24,140)	57,292
Selling, general and administrative expense	4,016	4,496	13,117	13,748
Other income, net	(1)	(12)	(50)	(88)
Interest expense	147	150	484	460
Interest income	(16)	(125)	(118)	(568)

Earnings (loss) from continuing operations before income taxes	(2,970)	26,376	(37,573)	43,740
Income taxes	(1,233)	9,428	(13,855)	15,669

Earnings (loss) from continuing operations	(1,737)	16,948	(23,718)	28,071
Loss from discontinued operations net of income taxes of ($6), ($12), ($37) and $-	(12)	(21)	(61)	(2)

Net earnings (loss)	$(1,749)	$16,927	$(23,779)	$28,069

Per share amounts:
Basic:
Earnings (loss) from continuing operations	$(0.10)	$0.98	$(1.37)	$1.59
Loss from discontinued operations	—	—	—	—

Net earnings (loss)	$(0.10)	$0.98	$(1.37)	$1.59

Diluted:
Earnings (loss) from continuing operations	$(0.10)	$0.97	$(1.37)	$1.58
Loss from discontinued operations	—	—	—	—

Net earnings (loss)	$(0.10)	$0.97	$(1.37)	$1.58

Cash dividends declared	$0.03	$0.03	$0.09	$0.09

Weighted average shares outstanding:
Basic	17,392	17,330	17,364	17,618

Diluted	17,392	17,482	17,364	17,773

(MORE)
Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	June 27,	March 28,	September 27,
	2009	2009	2008
Assets
Current assets:
Cash and cash equivalents	$21,569	$8	$26,493
Accounts receivable, net	24,635	23,353	49,581
Inventories	35,169	55,073	71,220
Prepaid expenses and other	18,284	16,774	3,122

Total current assets	99,657	95,208	150,416
Property, plant and equipment, net	65,396	67,056	69,105
Other assets	3,722	4,046	5,064
Non-current assets of discontinued operations	3,635	3,635	3,635

Total assets	$172,410	$169,945	$228,220

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,346	$11,094	$23,581
Accrued expenses	4,434	4,794	29,081
Current liabilities of discontinued operations	217	225	188

Total current liabilities	20,997	16,113	52,850
Long-term debt	—	400	—
Other liabilities	5,245	5,422	5,306
Long-term liabilities of discontinued operations	191	200	217
Shareholders’ equity:
Common stock	17,526	17,526	17,507
Additional paid-in capital	44,640	44,439	43,202
Deferred stock compensation	(1,427)	(1,668)	(1,456)
Retained earnings	87,123	89,398	112,479
Accumulated other comprehensive loss	(1,885)	(1,885)	(1,885)

Total shareholders’ equity	145,977	147,810	169,847

Total liabilities and shareholders’ equity	$172,410	$169,945	$228,220

(MORE)
Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Cash Flows From Operating Activities:
Net earnings (loss)	$(1,749)	$16,927	$(23,779)	$28,069
Loss from discontinued operations	12	21	61	2

Earnings (loss) from continuing operations	(1,737)	16,948	(23,718)	28,071
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	1,826	1,864	5,395	5,337
Amortization of capitalized financing costs	125	125	374	374
Stock-based compensation expense	441	372	1,426	1,282
Excess tax benefits from stock-based compensation	(1)	(12)	(3)	(27)
Inventory write-downs	2,898	—	25,853	—
Loss on sale of property, plant and equipment	4	(1)	24	55
Deferred income taxes	(258)	49	81	702
Gain from life insurance proceeds	—	—	—	(661)
Net changes in assets and liabilities:
Accounts receivable, net	(1,282)	(12,246)	24,946	(11,139)
Inventories	17,006	(17,688)	10,198	(25,595)
Accounts payable and accrued expenses	5,024	12,654	(23,138)	25,208
Other changes	(959)	494	(14,842)	3,006

Total adjustments	24,824	(14,389)	30,314	(1,458)

Net cash provided by operating activities — continuing operations	23,087	2,559	6,596	26,613
Net cash used for operating activities — discontinued operations	(30)	(28)	(58)	(93)

Net cash provided by operating activities	23,057	2,531	6,538	26,520

Cash Flows From Investing Activities:
Capital expenditures	(302)	(2,238)	(1,684)	(8,397)
Proceeds from sale of property, plant and equipment	—	10	13	93
Decrease (increase) in cash surrender value of life insurance policies	(269)	17	85	(365)
Proceeds from surrender of life insurance policies	—	—	413	—
Proceeds from life insurance claims	—	—	—	1,111

Net cash used for investing activities — continuing operations	(571)	(2,211)	(1,173)	(7,558)

Net cash used for investing activities	(571)	(2,211)	(1,173)	(7,558)

Cash Flows From Financing Activities:
Proceeds from long-term debt	2,322	105	22,796	877
Principal payments on long-term debt	(2,722)	(105)	(22,796)	(877)
Cash received from exercise of stock options	—	82	66	120
Excess tax benefits from stock-based compensation	1	12	3	27
Repurchases of common stock	—	—	—	(8,691)
Cash dividends paid	(526)	(524)	(10,330)	(1,616)
Other	—	(70)	(28)	(33)

Net cash used for financing activities — continuing operations	(925)	(500)	(10,289)	(10,193)

Net cash used for financing activities	(925)	(500)	(10,289)	(10,193)

Net increase (decrease) in cash and cash equivalents	21,561	(180)	(4,924)	8,769
Cash and cash equivalents at beginning of period	8	17,652	26,493	8,703

Cash and cash equivalents at end of period	$21,569	$17,472	$21,569	$17,472

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$22	$25	$110	$86
Income taxes	109	4,320	11,442	6,877
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	(131)	(378)	39	272
Issuance of restricted stock	—	—	—	733
Declaration of cash dividends to be paid	526	524	526	524
Restricted stock surrendered for withholding taxes payable	—	—	9	76
###
Insteel Industries, Inc.